Exhibit 16.1 Letter on change of certifying accountant

Child, Van Wagoner & Bradshaw, PLLC

5296 South Commerce Drive, Suite 300

Salt Lake City, Utah  84117-4977      (801) 281-4700

August  11,  2012

Securities and Exchange Commission

100 F Street,  NE

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of  Child, Van Wagoner & Bradshaw, PLLC  was previously principal accountant for   Valmie Resources, Inc.    (the "Company") and  reported on  the financial statements of  the Company for the period  ended  November 30, 2011.   On or about August 1, 2012, we changed our accounting  practice from  Child, Van Wagoner & Bradshaw, PLLC  to Anderson  Bradshaw PLLC. We have read the Company's statements included under CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE in its Form S-1 to be filed on or about August 13, 2012, and agree with such statements.

Very truly yours,

/s/Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC